UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 22, 2013 (April 3, 2013)

(Date of earliest event reported)

Stillwater Mining Company

(Exact name of registrant as specified in its charter)

DE	001-13053	81-0480654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1321 Discovery Drive, Billings, Montana	59102
(Address of principal executive offices)	(Zip Code)

(406) 373-8700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.04. Mine Safety – Reporting of Shutdowns and Patterns of Violations

On April 3, 2013, Stillwater Mining Company (the “Company”) was issued an oral “imminent danger order” (the “Order”) by the U.S. Department of Labor, Mine Safety and Health Administration under Section 107(a) of the Federal Mine Safety and Health Act of 1977 to stop certain activities that one of the Company’s employees was allegedly conducting at its Stillwater mine. A construction worker was working near the edge of the roof of the batch plant addition, approximately 11 feet above the ground, and was not secured. Mine personnel immediately took corrective action and the Order was terminated.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 20, 2013, the Company announced that it has separated the roles of Chairman and Chief Executive Officer (“CEO”) and that Francis R. McAllister will continue as CEO and president of the Company during an interim period until a new CEO is named. Brian Schweitzer was named Chairman of the Company’s Board of Directors (the “Board”).

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the separation of the roles of Chairman and Chief Executive Officer discussed above, the Board approved an amendment to the Company’s bylaws on May 21, 2013 (the “Bylaws Amendment”) that eliminates the officer positions of Chairman and Vice Chairman and permits the Board to appoint one of its members to serve as Chairman of the Board. The Bylaws Amendment provides that the duties of any Chairman of the Board are to preside at meetings of stockholders and of the Board and to perform such additional functions as the Board may, from time to time, prescribe. This description of the Bylaws Amendment is qualified in its entirety by the full text of the Bylaws Amendment, a copy of which is filed herewith as Exhibit 3.2 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

Following the election of four new directors to the Board on May 2, 2013, the Board on May 17, 2013 elected Brian Schweitzer as Chairman of the Board. A copy of the press release announcing Mr. Schweitzer’s election is attached hereto as Exhibit 99.1. In addition, the Board considered the composition of its committees and appointed new members to its committees with immediate effect as follows:

The Audit Committee will consist of Mick McMullen, Michael Parrett and Gary Sugar, with Michael Parrett serving as the Audit Committee Chair.

The Compensation Committee will consist of Charles Engles, Patrice Merrin and Gary Sugar, with Charles Engles serving as the Compensation Committee Chair.

The Corporate Governance and Nominating Committee will consist of Patrice Merrin, Michael Parrett and Brian Schweitzer, with Patrice Merrin serving as the Corporate Governance and Nominating Committee Chair.

The Technical and Ore Reserve Committee will consist of George M. Bee, Charles Engles, Mick McMullen and Gary A. Sugar, with Mick McMullen serving as the Technical and Ore Reserve Committee Chair.

The Health, Safety and Environment Committee will consist of George M. Bee, Mick McMullen and Brian Schweitzer, with George M. Bee serving as the Health, Safety and Environment Committee Chair.

The Board also constituted two new committees of the Board: a Search Committee and an Executive Committee.

The Search Committee will consist of Charles Engles, Patrice Merrin and Gary Sugar, with Patrice Merrin serving as the Search Committee Chair.

The Executive Committee will consist of George M. Bee, Francis McAllister, Michael Parrett and Brian Schweitzer, with Brian Schweitzer serving as the Executive Committee Chair.

The Board also agreed to reduce the cash compensation paid to non-employee directors by 15% such that commencing on May 16, 2013, non-employee director retainers and meeting fees were decreased to the following amounts: Each non-employee director receives a quarterly retainer of $13,812.50 which may be paid in cash or may be deferred in cash or Common Stock. In addition, the Company pays each non-employee director and committee member $2,125 per meeting of the Board attended and $1,275 per telephonic meeting in which he or she participated. The Audit Committee chair receives an additional annual retainer of $17,000; the Compensation Committee chair receives an additional $12,750 annual retainer, and the other Committee chairs each receive additional annual retainers of $8,500.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.2	Amendment No. 1 to Amended and Restated Bylaws of Stillwater Mining Company, effective May 21, 2012

99.1	Press release of Stillwater Mining Company dated May 20, 2013 announcing certain governance changes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2013	STILLWATER MINING COMPANY

	By:	/s/ Brent R. Wadman
Brent R. Wadman
Corporate Secretary

Exhibit Index

Exhibit No.	Description

3.2	Amendment No. 1 to Amended and Restated Bylaws of Stillwater Mining Company, effective May 21, 2013

99.1	Press release of Stillwater Mining Company dated May 20, 2013 announcing certain governance changes.